EXHIBIT 10.RR

FIRST AMENDMENT

TO

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

(MBC REALTY, LLC)

THIS FIRST AMENDMENT TO THE MEMBERSHIP INTERESTS PURCHASE AGREEMENT (MBC REALTY, LLC) (this “Amendment”) is executed as of November 18, 2004, by and between Mercantile Bankshares Corporation, a Delaware corporation (“Seller”), and Harbor Group International, L.L.C. a Virginia limited liability company, or its designee (“Buyer”).

Recitals

WHEREAS, Seller and Buyer entered into that certain Membership Interests Purchase Agreement (MBC Realty, LLC), with an effective date of October 20, 2004 (the “Purchase Agreement”);

WHEREAS, both Section 15.19(A) of and Exhibit J to the Purchase Agreement provide that Mercantile Safe-Deposit and Trust Company shall assume the Venable Lease in the event that Venable LLP elects to exercise its termination option under such lease;

WHEREAS, Seller desires to assume the Venable Lease rather than cause Mercantile Safe-Deposit Bank and Trust Company to assume such lease; and

WHEREAS, Seller and Buyer now desire to amend the Purchase Agreement to reflect such change.

Agreements

Now, therefore, in consideration of the premises and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, hereby agree as follows:

1.                                      New Section 15.19(A).  Section 15.19(A) of the Purchase Agreement is hereby deleted in its entirety and replaced by the following:

(A)                              Venable LLP (“Venable”), pursuant to that certain Lease, dated as of May, 2001, by and between Venable, as Tenant, and MBCR, as landlord (the “Venable Lease”), has an option to terminate the Venable Lease upon the satisfaction of certain conditions.  The Venable Lease has a current term running through April 30, 2011.  For purposes of this Section 15.19(A) the leased premises under the Venable Lease shall include 121,708 square feet of office space on floors 13 through 19; 7,161 square feet of lower level space; 6,716 square feet of storage space; and all space which Venable shall assume from Reznick (approx. 11,780 square feet), as set forth in Section 15.19(B) hereof, under the same terms as the Venable Lease (all of such space collectively the “Venable Space”).  Seller agrees that, if Venable shall exercise the termination option described in this Section 15.19(A), Seller shall assume the Venable Lease (including, without limitation, the term set forth in the Venable Lease and any additional space leased by Venable pursuant to Section 15.19(B) hereof) and shall be liable for all of Venable’s obligations thereunder (including, without limitation, the obligation to pay rent at the rental rates (but in no event at rates higher than) those set forth in the Venable Lease) and entitled to all of Venable’s rights, except for the termination option.  At Buyer’s option, Seller shall execute a new lease or other instrument evidencing such assumption which shall set forth the terms of the lease through the balance of the Venable Lease term on the same terms as that of the Venable Lease (including, without limitation, that any rent paid by Seller for the Venable Space shall be paid at the rental rates set forth in the Venable Lease).  Seller shall have the right, subject to Buyer’s approval, which approval shall not be unreasonably withheld, to sublet any or all of the space subject to the Venable Lease to such Person or Persons as it shall choose in its sole discretion (provided that no such sublease shall relieve Seller of its obligations under this Section 15.19), and Seller shall have the exclusive right to receive and retain the proceeds from any termination payment paid by Venable in connection with the exercise of the option described herein.  The provisions of this Section 15.19(A) shall survive the Closing.

2.                                      New Exhibit J.  Exhibit J of the Purchase Agreement is hereby deleted in its entirety and replaced by the following:

EXHIBIT J

MERCANTILE LEASE TERM SHEET

5.               All terms not defined herein shall have the meanings set forth in the Membership Interests Purchase Agreement between Mercantile Bankshares Corporation (“Mercantile Bankshares”) and Harbor Group International, L.L.C. (“Harbor Group”).

6.               A lease will be entered into by Mercantile-Safe Deposit and Trust Company (“Mercantile”) and MBCR prior to the Due Diligence Period Expiration Date, and shall be effective as of the date of Closing (the “Mercantile Lease”).  The terms and conditions of the Mercantile Lease, including rent for the entire Leased Premises (as defined in Section 3 below), shall be substantially the same as the terms and conditions in that certain lease between MBCR and Mercantile dated August 23, 2004, which lease was subsequently terminated on October 8, 2004; subject, however, to any matters to be renegotiated upon written notice from Buyer to Seller within five (5) Business Days of the Effective Date; provided, however, that the term of the Mercantile Lease shall commence on the date of Closing and shall run for a term of ten (10) full calendar years.

7.               The “Leased Premises” under the lease shall include:

a.               All leased space currently occupied by Mercantile, specifically encompassing 150,651 SF of office space in the office tower on full or partial floors 1 through 12; 23,746 SF of back office space in the office tower and pavilion; and 3,270 SF of storage space.  Notwithstanding any current arrangements between Mercantile and Mercantile Bankshares or MBCR, Mercantile shall be responsible for expense reimbursements, including parking expenses, on the 23,746 SF of back office space in the office tower and pavilion and the 150,651 SF of office space in the office tower.

b.              Beginning no later than January 15, 2005, 28,423 SF of space on the 11th, 20th and 21st floors currently occupied by Reznick, Fedder & Silverman, L.L.C. (“Reznick”), which leased space is to be assumed and leased by Mercantile under the same terms and conditions as the Mercantile Lease (including without limitation rent).

8.               All other lease terms and conditions shall be mutually agreeable to Mercantile Bankshares and Harbor Group.

3.                                      Effect.  Except as amended or modified hereby, the Purchase Agreement remains unamended and in full force and effect.

4.                                      Definitions.  Any capitalized term used but not otherwise defined herein shall have the meaning given such term in the Purchase Agreement.

5.                                      Counterparts.  This Amendment may be executed in one or more counterparts, all of which when taken together shall constitute one and the same agreement.  A facsimile copy of a signature shall have the same effect as an original signature, provided that the original signature is timely delivered to the party or parties to whom it is intended to be delivered.

[Signatures are on following page]

Signature page to First Amendment to
Membership Interests Purchase Agreement (MBC Realty, LLC)

IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the day and year first above written.

Buyer:	Harbor Group International, L.L.C.,
a Virginia limited liability company

By:
		Name:	T. Richard Litton, Jr.
		Title:	Executive Vice President and General Counsel

Seller:	Mercantile Bankshares Corporation, a Delaware corporation

By:
Name:
Title: